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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We have issued our report dated February 8, 1996, (except for the "Earnings per Share" paragraph of Note 1, as to which the date is March 29, 1996) accompanying the financial statements of Life Savings Bank, Federal Savings Bank contained in the Pre-effective Amendment No. 2 to the Registration Statement on Form S-4 and Prospectus included therein. We consent to the use of the aforementioned report in the Amendment No. 2 to Registration Statement on Form S-4 and Prospectus included therein, and to the use of our name as it appears under the captions "Experts" and "Changes in Accountants."

/s/ Grant Thornton LLP
Grant Thornton LLP
Irvine, California

May 29, 1997